Exhibit 4.43

AMENDED AND RESTATED LOAN AGREEMENT

THIS AMENDED AND RESTATED LOAN AGREEMENT (this "Agreement") is entered into between Top Ships Inc., a Marshall Islands corporation (the "Borrower") and Laurasia Trading Ltd., a Marshall Islands corporation (the "Lender"), effective as of August 15, 2012.

W I T N E S S E T H   T H A T :

WHEREAS, the Borrower and Lender have previously entered into a Loan Agreement dated August 6, 2010, as amended and supplemented by a Supplemental Agreement dated February 15, 2011 and a Second Supplemental Agreement dated January 20, 2012, and a Loan Agreement dated February 15, 2011, as amended and supplemented by a Supplemental Agreement dated January 20, 2012 (collectively, the "Original Loan Agreements"), made between the Borrower as borrower and the Lender as lender relating to credit facilities of an aggregate principal amount of $4,000,000 (four million U.S. Dollars) advanced by the Lender to the Borrower (together, the "Original Loans");

WHEREAS, each of the Borrower and the Lender desires to amend and restate the Original Loan Agreements to, among other things, (i) reduce by $750,000 the aggregate principal amount outstanding under the Original Loans and consolidate the Original Loans into a single credit facility, with principal amount outstanding of $3,250,000 as of the date hereof (the "Loan"), and (ii) extend the period of repayment of the Loan to August 15, 2013, in consideration for (x) the payment of an extension fee in the amount of $350,000 and (y) the assignment of sums payable under the Time Charter Party dated as of July 9, 2010, as amended, by and between Japan III Shipping Co. Ltd and Daeyang Shipping Co. Ltd. pursuant to an Assignment of Receivables in the form attached hereto as Exhibit A (the "Assignment");

WHEREAS, Japan III Shipping Co. Ltd, a wholly-owned subsidiary of the Borrower, has executed and delivered the Assignment to the Lender; and

WHEREAS, each of the Borrower and the Lender acknowledges and agrees that (i) this Agreement represents, among other things, an amendment, restatement, renewal, extension, consolidation and modification of the Original Loan Agreements; and (ii) the provisions of the Original Loan Agreements, to the extent amended, restated, renewed, extended, consolidated and modified hereby, are hereby superseded and replaced by the provisions hereof; and (iii) this Agreement does not extinguish the existing indebtedness arising under the Original Loan Agreements.

NOW THEREFORE, in consideration of the premises set forth above, and for good and valuable consideration, the receipt and sufficiency of which are acknowledged, the undersigned hereby agree as follows:

1.           Definitions

1.1           "Banking" or "Business Day" means any day on which the banks generally and foreign exchange markets in Greece and the U.S. are open for business.

1.2           "Default" or "Event of Default" means any of the events specified in Section 9 whether or not any requirement for the giving of notice or the lapse of time or both or the happening of any other condition has been satisfied.

1.3           "Loan" means the credit facility in principal amount of U.S. $3,250,000 (three million two hundred fifty thousand U.S. Dollars) as of the date hereof.

1.4           "Repayment Date" means the date on which the principal amount of the Loan is to be repaid in accordance with the provisions of Section 4 of this Agreement.

2.           Purpose. The Lender has heretofore made the Loan available to the Borrower to be used as bridge loans of the Borrower, to repay debt and for working capital purposes.

3.           Amendment and Restatement of the Original Loan Agreements. The Lender, relying upon each of the representations and warranties set out in Section 8, and the other terms and conditions herein contained, hereby agrees with the Borrower to amend, restate, renew, extend, consolidate and modify the Original Loan Agreements as set forth herein.

4.           Repayment.

4.1           The Borrower undertakes to repay the Loan, including the principal amount outstanding, accrued interest and fees due to the Lender (including, for the avoidance of doubt, accrued interest and fees incurred pursuant to the Original Loan Agreements), by August 15, 2013, in cash, shares or a combination of the two, at the option of the Lender.

4.2           In case repayment or part repayment is made in shares, the number of shares will be calculated at the dollar amount of the liability as of the Repayment Date divided by U.S. $4.00. Such figure will be adjusted accordingly in the case of a stock split or reverse stock split.

5.           Mandatory Prepayment.

5.1           In case of a successful equity offering the Borrower is obliged to repay the Loan fully in cash as set forth in Section 4 of this Agreement.

5.2           In case of change of control of the Borrower, the Borrower is obliged to immediately repay the Loan as set forth in Section 4 of this Agreement.

6.           Interest Rate; Default Interest.

6.1           The rate of interest applicable to the Loan shall be eight per cent (8%) per annum on all amounts due.

6.2           In the event of failure by the Borrower to settle the Loan on the appointed date, the Borrower shall pay default interest on such amount on demand from the date of such default up to the date of actual payment (notwithstanding an earlier judgment obtained for such sums due) at the rate of 2.5% over the applicable interest rate. Any interest not paid when due shall be compounded every three months.

7.           Payments.

7.1           All payments to be made by the Borrower shall be made at the free disposal of the Lender in freely transferable currency, by remitting funds to the account of the Lender or at such account as the Lender may have specified for such purpose.

7.2           All payments by the Borrower under this Agreement (whether in respect of principal, interest, or otherwise) shall be made in full, without any set-off, counterclaim or retention and free and clear of and without any deduction or withholding in respect of duties, taxes, charges, levies, impost duties or fees of any nature.

7.3           In the event that the Borrower or the Lender is required by law to make any such deduction or withholding from any payment then the Borrower shall forthwith pay to the Lender of the full amount which would have been received hereunder had no deduction or withholding been made. The obligations set forth in this Section shall survive the termination of this Agreement and the repayment of the Loan.

8.           Representations and Warranties of the Borrower.  The Borrower represents and warrants that:

8.1           This Agreement constitutes a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms. All consents, licenses, approvals, registrations, authorizations or declarations in the jurisdiction to which the Borrower is subject required to enable it to borrow hereunder and lawfully to enter into and perform and discharge its duties and liabilities under this Agreement have been obtained or made and are in full force and effect.

8.2           The signing and delivery of this Agreement and performance of any of the transactions contemplated in it will not contravene or constitute a default under any provision contained in any agreement, instrument, law, judgment, order, licence, permit or consent by which the Borrower or any of its assets is bound or affected.

8.3           No condition, event or act has occurred and is continuing or would result from the making of the Loan which constitutes an Event of Default or a Default;

8.4           The Borrower is not in default under any agreement to which it is a party or by which it may be bound and no litigation, arbitration or administrative proceedings are presently current or pending, or to the knowledge of the Borrower, threatened, which in any such case would have an adverse effect upon the Borrower to perform and observe the obligations and provisions binding upon him under this Agreement.

9.           Default.  On the occurrence of any of the events specified below the Lender may, by giving written notice cancel this Agreement and/or demand immediate repayment of the whole outstanding balance of the Loan and all accrued interest, and all costs and expenses and any other moneys due hereunder and the Lender may exercise its rights under any security which it holds:

(a)           If the Borrower fails to fulfill payment obligations arising hereunder and such failure continues to be unremedied for five days;

(b)           If the Borrower fails to observe or perform any of its obligations under this Agreement and such default continues to be unremedied for five days;

(c)           Any representation, warranty or statement which is made or deemed to have been made by the Borrower in this Agreement or in any certificate, statement, or notice provided under or in connection with this Agreement proves to be incorrect in any respect which the Lender deems material;

(d)           If the Borrower fails to fulfill its obligations in respect of any other indebtedness for borrowed money to the extent that such indebtedness becomes repayable or capable of being declared repayable prior to its stated maturity;

(e)           If an order is made or resolution passed for the liquidation or the winding up of the Borrower other than for the purposes of amalgamation or reconstruction agreed to in writing by the Lender or if the Borrower makes or seeks to make any composition or arrangement with its creditors;

(f)           If an encumbrancer takes possession of, or trustee, administrator, receiver or other similar officer is appointed in respect of all or any part of the business or assets of the Borrower or distress or any form of execution is levied or enforced upon any property of the Borrower;

(g)           If the Borrower ceases or threatens to cease to carry on its business or substantially the whole of its business; or

(h)           If the Borrower becomes or is declared insolvent or bankrupt.

10.           Fees.

10.1           The Borrower shall pay to the Lender an extension fee of U.S. $350,000 (three hundred fifty thousand U.S. Dollars). Payment of the extension fee shall be made on the date of the repayment of the Loan. The extension fee shall bear interest at the rate provided herein from the effective date of this Agreement.

10.2           The Borrower shall pay all legal fees and expenses incurred in connection with the preparation, negotiation and conclusion of this Agreement.

11.           Stamp Duties.  The Borrower shall pay any and all stamp, registration and similar taxes and charges of whatsoever nature which may be payable or determined to be payable on, or in connection with, the execution, registration, notarisation, performance or enforcement of this Agreement. The Borrower shall indemnify the Lender against any and all liabilities with respect to or resulting from delay or omission on the part of the Borrower to pay any such taxes.

12.           No Waiver.  Time shall be of the essence of this Agreement but no failure to exercise nor any delay in exercising on the part of the Lender any right, power, privilege or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power, privilege or remedy prevent any further or other exercise thereof or the exercise of any other right, power, privilege or remedy. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.

13.           Severance.  If at any time any one or more provisions hereof is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.

14.           Notices.  Every notice, request, demand or other communication under this Agreement shall:

a)           be in writing delivered personally or by fax or e-mail;

b)           be deemed to have been received, in the case of fax or e-mail, at the time of dispatch as per transmission report (provided that if the date of despatch is not a Business Day it shall be deemed to have been received at the opening of business on the next such Business Day), and in the case of a letter when delivered or served personally; and

c)           be sent:

(i)           if to the Borrower

Top Ships Inc.
1, Vas. Sofias & Meg. Alexandrou Str.
151 24 Marousi
Greece
Tel. + 30 210 8128181
Fax + 30 210 6141275
e-mail:atsirikos@topships.com

(ii)           if to be sent to the Lender

c/o Chrysses Demetriades & CO LLC
284 Arch. Makarios Ill Avenue
Fortuna Court, Block B, 2nd floor
3105 Limassol
Cyprus

Tel. + 357 25 800000
Fax + 357 25
e-mail: mm@demetriades.com

or to such other person, address, fax number or e-mail as is notified by a party (as the case may be) to the other party to this Agreement.

15.           Assignment.

15.1           Without prior written approval of the Lender (which the Lender may refuse at its absolute discretion) the Borrower shall not assign or transfer any rights and obligations under this Agreement.

15.2           The Lender may at any time at its discretion without the prior consent of the Borrower assign or transfer in whole or in part to a third party any rights, accessory rights and claims already existing or in future arising under this Agreement.

16.           Confidentiality.

16.1           Each of the parties hereto agree and undertake to keep confidential any documentation and any confidential information concerning the business, affairs, etc. which comes into its possession during this Agreement and not to use any such documentation, information for any purpose other than for which it was provided.

16.2           The Borrower acknowledges and accepts that the Lender may be required by law or that it may be appropriate for the Lender to disclose information and deliver documentation relating to the Borrower and the transactions and matters in relation to this Agreement to governmental or regulatory agencies and authorities.

16.3           The Borrower acknowledges and accepts that in case of occurrence of any of the Events of Default the Lender may disclose information and deliver documentation relating to the Borrower and the transactions and matters in relation to this Agreement to third parties (including in particular any technical advisors, accountants, any legal advisors) to the extend that this is necessary for the enforcement or the contemplation of enforcement of the Lender's rights or for any other purpose for which in the opinion of the Lender, such disclosure should be useful or appropriate for the interests of the Lender or otherwise and the Borrower expressly authorises any such disclosure and delivery.

16.4           The Borrower acknowledges and accepts that the Lender may be prohibited or it may be inappropriate for the Lender to disclose information to the Borrower by reason of law or duties of confidentiality owed or to be owed to other persons.

17.           Law and Jurisdiction.

17.1           This Agreement shall be governed by and construed in accordance with the laws of Cyprus.

17.2           The Borrower agrees, for the benefit of the Lender, that any legal action or proceedings arising out of or in connection with this Agreement against the Borrower or any of its assets may be brought to the non-exclusive jurisdiction of the Courts of Cyprus. The Borrower irrevocably and unconditionally submits to the jurisdiction of such courts and irrevocably designate and appoints Messrs Chrysses Demetriades & Co. LLC of 284 Arch. Makarios III Ave., Fortuna Court, Block B, 3105 Limassol, Cyprus, as its anticletos for service of process in respect of proceedings before such courts and undertake to maintain throughout the term of the Security Period an agent (anticletos) in Cyprus for such purpose. The submission to such jurisdiction shall not (and shall not be construed so as to) limit the right of the Lender to take proceedings against the Borrower in the courts of any other competent jurisdiction nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction, whether concurrently or not.

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IN WITNESS whereof the parties to this Agreement have caused this Agreement to be executed and delivered as of the day and year first above written.

SIGNED for and on behalf of:

Top Ships Inc.

By:	/s/ Andreas Louka
Name:	Andreas Louka
Title:	Attorney-in-fact

Witness:

Signature:

Full name:
Address:
Occupation:

Laurasia Trading Ltd.

By:	/s/ Dimosthenis Eleftheriadis
Name:	Dimosthenis Eleftheriadis
Title:	Director

Witness:

Signature:

Full name:
Address:
Occupation:

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